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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                FEBRUARY 27, 1996
                Date of Report (Date of earliest event reported)

                           HUDSON GENERAL CORPORATION
               (Exact Name of Registrant as Specified in Charter)

            DELAWARE                 1-5896                     13-1947395
(State or other jurisdiction  (Commission File Number)        (IRS Employer
 of Incorporation)                                          Identification No.)

                 111 GREAT NECK ROAD, GREAT NECK, NEW YORK 11021
               (Address of Principal Executive Offices) (Zip Code)

                                 (516) 487-8610
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events.

                  On February 27, 1996, Hudson General Corporation, a Delaware corporation (the "Company"), and Lufthansa Airport and Ground Services GmbH, a German corporation ("LAGS"), executed a Unit Purchase and Option Agreement (the "Purchase Agreement") pursuant to which LAGS will acquire a 26% interest in the Company's aviation services business (the "Aviation Services Business"). LAGS is a wholly owned subsidiary of Deutsche Lufthansa AG ("Lufthansa"). The transaction, which is expected to close on or about July 1, 1996, is subject to certain conditions, including, without limitation, the prior approval of the holders of a majority of the Company's outstanding stock.

                  The Purchase Agreement and the press release issued by the Company in connection therewith are filed as exhibits to this report and are incorporated herein by reference. The description herein of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Purchase Agreement.

                  The Purchase Agreement provides, among other things, for the transfer by the Company to a new subsidiary, Hudson General LLC, a limited liability company to be formed in the state of Delaware ("Hudson LLC"), of substantially all the assets of the Company's Aviation Services Business and the assumption by Hudson LLC, as a co-obligor with the Company, of the obligations of the Company under its 7% Convertible Subordinated Debentures due 2011. Hudson LLC also will assume other obligations relating to the Aviation Services Business.

                  The Purchase Agreement provides that LAGS will acquire its 26% interest in Hudson LLC, which will conduct the Aviation Services Business effective as of the closing, for a purchase price of approximately $23.8 million in cash. Approximately $16 million of the purchase price will be paid at the closing. The balance of the purchase price of approximately $7.8 million, which is subject to downward adjustment based on future earnings of the Aviation Services Business, is payable in three annual installments in September 1996, 1997 and 1998.

                  The Purchase Agreement also provides that LAGS will have an option, exercisable on October 1 of each year from 1996 through 2000, effective as of the preceding July 1, to increase its interest in Hudson LLC from 26% to a maximum of 49%. The option may be exercised on no more than two occasions, and the first exercise must be for at least an additional 12% interest in Hudson LLC. The option price is based on a formula related to the average earnings of the Aviation Services Business over the preceding four fiscal years, subject to certain minimum and maximum amounts.


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                  Following the closing, the Company will own a 74% interest in
Hudson LLC, which interest may be reduced to 51% if LAGS exercises its option in full to increase its interest in Hudson LLC to 49%. Neither LAGS nor Lufthansa is acquiring any securities of the Company, and the Purchase Agreement contains certain standstill provisions pursuant to which, among other things, LAGS, Lufthansa and their affiliates will not acquire any of the Company's voting securities, seek to acquire control of, or engage in a business combination with, the Company, until the later of (i) the third anniversary of the date of the Purchase Agreement or (ii) the first anniversary of the date on which LAGS and its affiliates or the Company and its affiliates cease to beneficially own an interest in Hudson LLC.

                  At the closing, the Company, LAGS and Hudson LLC will enter into a Limited Liability Company Agreement. The Company will continue to manage the Aviation Services Business conducted by Hudson LLC.

                  The Aviation Services Business constitutes approximately 70% of the Company's assets and virtually all of its revenues. The Company is not transferring to Hudson LLC its interest in the Kohala Joint Venture, a joint venture in which Hudson Kohala, Inc., a wholly-owned subsidiary of the Company, is a 50% participant.

Item 7.           Financial Statements and Exhibits.

(c)                        Exhibits.

99.1 Unit Purchase and Option Agreement, dated Febru-ary 27, 1996, between Hudson General Corporation and Lufthansa Airport and Ground Services GmbH.

99.2                       Press Release dated February 28, 1996.




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                                    SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 6, 1996

                                           HUDSON GENERAL CORPORATION

                                           By:  /s/ Michael Rubin
                                              -----------------------
                                                  Michael Rubin
                                                  Executive Vice President and
                                                  Chief Financial Officer


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                                  EXHIBIT INDEX

Exhibit No.                Description

99.1 Unit Purchase and Option Agreement, dated February 27, 1996, between Hudson General Corporation and Lufthansa Airport and Ground Services GmbH.

99.2                       Press Release dated February 28, 1996.



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